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        JENNIFER CONVERTIBLES INC. AND SUBSIDIARIES                 EXHIBIT 11.1
  STATEMENT RE: COMPUTATION OF NET (LOSS) PER SHARE
 THIRTEEN AND TWENTY-SIX WEEKS ENDED FEBRUARY 25, 1995
       (in thousands, except per share data)

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
                                             Primary                   Primary
                                             -------                   -------

                                             Thirteen weeks ended      Twenty-six weeks ended
                                                February 25, 1995          February 25, 1995
                                                -----------------          -----------------
   Net (loss)                                    ($4,174)                   ($3,734)
   Interest adjustments                             -                          -
                                                 -------------             -------------
Adjusted net (loss)                              ($4,174)                   ($3,734)
                                                 =============             =============



Weighted average common and
   common equivalent shares outstanding:

   Weighted average common shares outstanding      5,701                      5,701

   Weighted average common equivalents              -                          -
                                               -------------             -------------

Weighted average common and
   common equivalent shares outstanding            5,701                      5,701
                                               =============             =============


Net (loss) per common and
    common equivalent shares                      ($0.73)                    ($0.66)
                                               =============             =============

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